SUB-ITEM 77E:  LEGAL PROCEEDINGS
Like many other mutual fund companies,
in September 2003, Federated Investors,
Inc., the parent
company of the Federated funds' advisers and distributor (collectively, "Federated"), received detailed requests for information on shareholder trading activities in the Federated
 funds ("Funds") from the
Securities and Exchange Commission,
 the New York State Attorney General, and the National
Association of Securities Dealers.
 Since that time, Federated has
 received additional inquiries from
regulatory authorities on these and
 related matters, and more such
inquiries may be received in the
future.
As a result of these inquiries,
Federated and the Funds have
conducted an internal investigation of the matters raised, which revealed instances in which a few investors
were granted exceptions to
Federated's internal procedures for
 limiting frequent transactions and
 that one of these investors made
an additional investment in another
 Federated fund.  The investigation
 has also identified inadequate
procedures which permitted a limited
number of investors (including
several employees) to engage in
undetected frequent trading
activities and/or the placement
 and acceptance of orders to purchase shares of fluctuating net asset value funds after the funds' closing times.
 Federated has issued a series of press
releases describing these matters
in greater detail and emphasizing
that it is committed to compensating
the Funds for any detrimental
impact these transactions may
have had on them.  In that regard, on
February 3, 2004, Federated and
the independent directors of the
Funds announced the establishment
by Federated of a restoration
fund that is intended to cover
 any such detrimental impact.
 The press
releases and related communications
are available in the "About Us"
 section of Federated's website
www.federatedinvestors.com,
and any future press releases on
 this subject will also be posted there.
Shortly after Federated's first
public announcement concerning
the foregoing matters, and
notwithstanding Federated's
commitment to taking remedial
actions, Federated and various Funds
were named as defendants in
 several class action lawsuits now
pending in the United States District
Court for the District of Maryland
seeking damages of unspecified amounts.
 The lawsuits were
purportedly filed on behalf of people
 who purchased, owned and/or
 redeemed shares of
Federated-sponsored mutual
funds during specified periods
 beginning November 1, 1998.  The
suits are generally similar
in alleging that Federated
engaged in illegal and improper
 trading practices
including market timing and late
 trading in concert with certain
institutional traders, which allegedly
caused financial injury to the
mutual fund shareholders.
Federated and various Funds have
also been named as defendants in
several additional lawsuits, the
majority of which are now pending
in the United States District Court
 for the Western District of
Pennsylvania, alleging, among other
things, excessive advisory and rule
12b-1 fees, and seeking
damages of unspecified amounts.
The board of the Funds has retained the

law firm of Dickstein, Shapiro Morin &
Oshinsky LLP to
represent the Funds in these lawsuits.
 Federated and the Funds, and their
respective counsel, are
reviewing the allegations and will

 respond appropriately.  Additional law
suits based upon similar
allegations may be filed in the future.
The potential impact of these recent
 lawsuits and future
potential similar suits is uncertain.
Although we do not believe that these
lawsuits will have a material
adverse effect on the Funds,
there can be no assurance that
these suits, the ongoing adverse
publicity and/or other developments
resulting from the regulatory
investigations will not reslt
in
increased Fund redemptions,
reduced sales of Fund shares, ]
or other adverse consequences for the
Funds.





Current as of:  8/18/94